Exhibit 99.1
FOR IMMEDIATE RELEASE

UFP Technologies Names Ryan Stafford General Counsel and Senior Vice President of Human Resources
Seasoned Legal Executive Brings Nearly Two Decades of Public Company and M&A Leadership to Newburyport-Based Medical Device CDMO

NEWBURYPORT, Mass., June 4, 2026 — UFP Technologies, Inc. (Nasdaq: UFPT), a contract development and manufacturing organization specializing in single-use and single-patient medical devices, today announced the appointment of Ryan Stafford as General Counsel and Senior Vice President of Human Resources, effective June 4, 2026. Stafford succeeds Chris Litterio, who is retiring after having played a pivotal role in the company’s growth.
Stafford brings nearly three decades of experience as a senior legal and human resources leader at high-growth, publicly traded companies, leading Legal and Human Resources and overseeing M&A as well as helping guide corporate growth through both acquisition execution and organizational development. All of these capabilities are directly aligned with UFP Technologies’ continued growth strategy.
Most recently, Stafford served as Executive Vice President, Chief Legal Officer, Corporate Secretary, and head of Mergers & Acquisitions at Littelfuse, Inc. (Nasdaq: LFUS), a global manufacturer of electrical protection components. He joined Littelfuse in 2007 as General Counsel and Vice President of Human Resources, later advancing to Senior Vice President and Chief Legal and Human Resources from 2014 to 2021. In 2021, he was named Executive Vice President, Mergers & Acquisitions and Chief Legal Officer, where he led the company’s acquisition strategy.
Prior to Littelfuse, Stafford held senior legal and operational roles at Tyco International Ltd., including Vice President & General Counsel for Tyco Engineered Products & Services and Vice President of China Operations for the segment. He began his legal career as an associate at Sulloway & Hollis, a New Hampshire law firm.
“We are thrilled to welcome Ryan Stafford to UFP Technologies,” said Mitch Rock, Chief Executive Officer of UFP Technologies. “Ryan brings exceptional depth of experience supporting growth-oriented public companies and a proven ability to lead acquisitions. His strategic perspective, legal expertise, and track record of building high-performing teams will be invaluable as we continue to scale the business.
“I am excited to join UFP Technologies at such a dynamic moment in its evolution,” said Stafford. “The company has built an outstanding reputation as a trusted partner to leading medical device manufacturers, and I look forward to supporting its continued through strategic acquisitions and by strengthening the organization to scale with that growth.”
Stafford earned a Bachelor of Arts in History and German from Bowdoin College and a Juris Doctor from the University of Maine School of Law.

About UFP Technologies, Inc.
UFP Technologies is a trusted contract development and manufacturing organization specializing in comprehensive solutions for medical devices, sterile packaging and other highly engineered custom products. The company’s single-use and single-patient devices and components are used across a wide range of medical products in segments including robotic assisted surgery, patient beds, infection control, cardiovascular, orthopedics and spine and wound care. For more information, visit ufpt.com.

Contacts
Ron Lataille
978-234-0926, rlataille@ufpt.com